                                                      REGISTRATION NO. 333-47222
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          BANK OF AMERICA CORPORATION
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                         56-0906609
      (State or other jurisdiction of                 (I.R.S. Employer Identification No.)
        incorporation or organization)

       BANK OF AMERICA CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255
                                 (888) 279-3457
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                PAUL J. POLKING
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                          BANK OF AMERICA CORPORATION
                        BANK OF AMERICA CORPORATE CENTER
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

            BOYD C. CAMPBELL, JR.                             JAMES R. TANENBAUM
     SMITH HELMS MULLISS & MOORE, L.L.P.                STROOCK & STROOCK & LAVAN LLP
            201 NORTH TRYON STREET                             180 MAIDEN LANE
       CHARLOTTE, NORTH CAROLINA 28202                     NEW YORK, NEW YORK 10038

                             ---------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
    From time to time after the effective date of this Registration Statement.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

(BANK OF AMERICA LOGO)

$3,000,000,000 INTERNOTES(SM)

  We may offer to sell our Bank of America Corporation InterNotes(SM) from time to time. The specific terms of our InterNotes(SM) are set prior to the time of sale and described in a separate supplement. You should read this prospectus and that supplement carefully before you invest.

  We may offer the notes through agents who purchase the notes as principal and receive a concession. The maximum amount we expect to receive is from $2,994,000,000 to $2,910,000,000, after paying agents concessions of between $6,000,000 and $90,000,000. The agents are not required to sell any specific amount of notes but will use their best efforts to sell the notes. We also may offer the notes directly. We have not set a date for termination of our offering.

  The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. We do not intend to list notes on any stock exchange.

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  OUR NOTES ARE UNSECURED AND ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER
OBLIGATIONS OF A BANK. THE NOTES ARE NOT GUARANTEED BY BANK OF AMERICA, N.A. OR ANY OTHER BANK, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. POTENTIAL PURCHASERS OF THE NOTES ALSO SHOULD CONSIDER THE INFORMATION SET FORTH IN "RISK FACTORS" ON PAGE 5.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS APPROVED OR DISAPPROVED OF THESE NOTES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                      JOINT LEAD MANAGERS AND LEAD AGENTS

BANC OF AMERICA SECURITIES LLC                                    INCAPITAL, LLC

                                     AGENTS


A. G. EDWARDS & SONS, INC.                            CHARLES SCHWAB & CO., INC.

EDWARD JONES                                                 MERRILL LYNCH & CO.
MORGAN STANLEY DEAN WITTER                              PAINEWEBBER INCORPORATED
PRUDENTIAL SECURITIES                                       SALOMON SMITH BARNEY


                       Prospectus dated January   , 2001.

---------------------------------------------------------
TABLE OF CONTENTS
---------------------------------------------------------

                                            PAGE
                                            ----
SUMMARY.................................      3
ABOUT THIS PROSPECTUS...................      5
RISK FACTORS............................      5
BANK OF AMERICA CORPORATION.............      6
  Business Segment Operations...........      6
  Acquisitions and Sales................      8
  Outstanding Debt......................      8
REGULATORY MATTERS......................      8
  Interstate Banking....................      9
  Changes in Regulations................     10
  Capital and Operational
     Requirements.......................     10
  Distributions.........................     11
  Source of Strength....................     11
USE OF PROCEEDS.........................     12
RATIOS OF EARNINGS TO FIXED CHARGES.....     12
DESCRIPTION OF NOTES....................     12
  Payment of Principal and Interest.....     13
  Interest and Interest Rates...........     14
  Payment of Interest...................     14
  Redemption and Repayment..............     14
  Survivor's Option.....................     15
  Subordination.........................     17
  Sale or Issuance of Capital Stock of
     Principal Subsidiary Bank..........     17


                                            PAGE
                                            ----
  Waiver of Covenants...................     18
  Modification of the Indentures........     18
  Meetings and Action by Noteholders....     18
  Defaults and Rights of Acceleration...     18
  Collection of Indebtedness............     19
  Notices...............................     19
  Concerning the Trustees...............     19
REGISTRATION AND SETTLEMENT.............     19
  The Depository Trust Company..........     19
  Registration, Transfer and Payment of
     Certificated Notes.................     22
TAX CONSEQUENCES TO U.S. HOLDERS........     22
ERISA CONSIDERATIONS....................     25
  General...............................     25
  Prohibited Transactions...............     25
PLAN OF DISTRIBUTION....................     26
WHERE YOU CAN FIND MORE INFORMATION.....     27
FORWARD-LOOKING STATEMENTS..............     28
LEGAL OPINIONS..........................     29
EXPERTS.................................     29


---------------

InterNotes(SM) is a Service Mark of Integrated Holdings, LLC

SUMMARY

  This section summarizes the legal and financial terms of the notes that are described in more detail in "Description of Notes" beginning on page 12. Final terms of any particular notes are set at the time of sale and are contained in the supplement relating to those notes. That supplement may vary from and supersede the terms contained in this Summary. In addition, you should read the more detailed information appearing elsewhere in this prospectus and in the supplement.

Issuer..................   Bank of America Corporation, Bank of America
                           Corporate Center, Charlotte, North Carolina 28255;
                           phone: (888) 279-3457.

Purchasing Agent........   Incapital, LLC

Joint Lead Managers and
Lead Agents.............   Banc of America Securities LLC and Incapital, LLC

Agents..................   A.G. Edwards & Sons, Inc.
                           Charles Schwab & Co., Inc.
                           Edward D. Jones & Co., L.P.
                           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                           Morgan Stanley & Co. Incorporated
                           PaineWebber Incorporated
                           Prudential Securities Incorporated
                           Salomon Smith Barney Inc.

Title of Notes..........   Bank of America Corporation InterNotes(SM)


Affiliates..............   Bank of America Corporation is the indirect parent of
                           Banc of America Securities LLC, one of the Agents, and, through a subsidiary, owns a significant equity interest in Integrated Holdings, LLC, the parent of Incapital, LLC, the Purchasing Agent. Additional details of these relationships are disclosed in "Plan of Distribution" on page 26.


Amount..................   We may issue up to $3,000,000,000 of notes in
                           connection with this prospectus. There are no limitations on our ability to issue additional indebtedness in the form of InterNotes(SM) or otherwise.

Denominations...........   The notes will be issued and sold in denominations of
                           $1,000 and multiples of $1,000 (unless otherwise stated in the supplement).

Status..................   The notes are our direct unsecured obligations. Each
                           supplement states whether the notes are senior or subordinated debt. Senior notes rank equally with our other unsecured senior debt and subordinated notes rank equally with our other unsecured subordinated debt and junior in right of payment to our senior debt.

                           Although we are a bank holding company, the notes are not savings accounts or deposits in our banking subsidiaries and are not insured or guaranteed by the FDIC or any other government agency.

Holders of Subordinated
Notes have Limited
Rights..................   Payment of principal of our subordinated notes may
                           not be accelerated if there is a default in the payment of principal or any premium or interest or the performance of any of our other Indenture covenants.

Maturities..............   The notes are due nine months or more from the date
                           of issue.

Interest................   - Each note bears interest from the issue date at a
                             fixed rate per annum;

                           - Interest on each note is payable either monthly,
                             quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity; and

                           - Interest on the notes is computed on the basis of a
                             360-day year of twelve 30-day months.

Principal...............   The principal amount of the notes is payable on the
                           maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption and
Repayment...............   - Unless stated in the applicable supplement, the
                             notes are not redeemable at our option or repayable at the option of the holder prior to the maturity date; and

                           - The notes are unsecured and not subject to any
                             sinking fund.

Survivor's Option.......   Specific notes may contain a provision permitting the
                           optional redemption of those notes prior to maturity upon the death of a purchaser holding the notes for at least six months prior to the holder's death. Your notes may not be redeemed unless that right is specified in the supplement for your notes. The right to exercise the Survivor's Option is subject to limits set by us on the permitted dollar amount of total exercises by holders of notes in any calendar year. Additional details of this right are described in the section entitled "Survivor's Option" on page
                           15.

Sale and Clearance......   We will sell notes in the United States only. Notes
                           are issued in book-entry only form and clear through The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee.................   The Trustee for senior and subordinated notes is The
                           Bank of New York, 101 Barclay Street, 21 West, New
                           York, New York 10286, under separate restated
                           Indentures, each dated as of January 1, 2001.

Selling Group...........   The agents and dealers comprising the selling group
                           are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us. Dealers who are members of the selling group have executed a Master
                           Selected Dealer Agreement with the Purchasing Agent.
                           The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may call the Purchasing Agent at 1-877-284-2663 for a list of selling group members.

---------------------------------------------------------
ABOUT THIS PROSPECTUS
---------------------------------------------------------

  This document is a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. This prospectus provides you with a general description of the notes we may offer in connection with the Bank of America Corporation InterNotes(SM) program. Using this shelf process, we may from time to time sell these InterNotes(SM) in various offerings up to a total dollar amount of $3,000,000,000. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus to "notes" are to the Bank of America Corporation InterNotes(SM).


  The specific terms and conditions of notes being offered will be contained in a pricing supplement or a prospectus supplement. A copy of that supplement will be provided to you along with a copy of this prospectus. That supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the supplement, you should rely on the information in the supplement. You should read both this prospectus and the supplement together with the additional information that is incorporated by reference in this prospectus. That additional information is described under the heading "Where You Can Find More Information" beginning on page 27 of this prospectus.


  You should rely only on the information provided in this prospectus and the supplement, including the information incorporated by reference. Neither we, nor any dealers or agents, have authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate at any date other than the date indicated on the cover page of those documents.

  Unless otherwise indicated or unless the context requires otherwise, references in this prospectus to "we," "us," "our," or similar references mean Bank of America Corporation.

---------------------------------------------------------
RISK FACTORS
---------------------------------------------------------

  Your investment in the notes will involve certain risks. This prospectus does not describe all of those risks. Neither we nor the agents are responsible for advising you of these risks now or as they may change in the future.

  In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the notes or financial matters in general. You should not purchase notes unless you understand and know you can bear these investment risks.

  Redemption -- We may choose to redeem notes when prevailing interest rates are relatively low.

  If your notes are redeemable at our option, we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes would likely be lower than the rate borne by the notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as our redemption date approaches.

  Uncertain Trading Markets -- We cannot assure that a trading market for your notes will ever develop or be maintained.

  In making your evaluation of the notes, you should assume that you will be holding the notes until their maturity. We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. Those factors include, without limitation:

  - the method of calculating the principal and interest for the notes;

  - the time remaining to the maturity of the notes;

  - the outstanding amount of the notes;

  - the redemption or repayment features of the notes;

  - market rates of interest higher than rates borne by the notes; and

  - the level, direction and volatility of interest rates generally.

  There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

  Subordinated notes have limited acceleration rights.

  The holders of senior notes may declare those notes in default and accelerate the due date of those notes. Holders of subordinated notes do not have that right and may accelerate payment of indebtedness only upon our bankruptcy.
---------------------------------------------------------
BANK OF AMERICA CORPORATION
---------------------------------------------------------

  Bank of America Corporation is a Delaware corporation and a bank holding company. Our principal assets are the shares of stock of Bank of America, N.A. and the other banking and nonbanking subsidiaries that we own. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products primarily throughout the Mid-Atlantic, Midwest, Southeast, Southwest, Northwest and West regions of the United States and in selected international markets.

  We, and our subsidiaries, are subject to supervision by various United States federal and state banking and other regulatory authorities. See "Regulatory Matters" on page 8.

BUSINESS SEGMENT OPERATIONS

  We report the results of our operations through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking and (4) Equity Investments.

  The major components of our Consumer and Commercial Banking segment are Banking Regions, Consumer Products and Commercial Banking.

  -  Banking Regions

  Banking Regions serves approximately 30 million consumer households in 21 states and the District of Columbia and overseas through our extensive network of over 4,500 banking centers, 14,000 ATM's, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRA's and credit products such as home equity, personal auto loans and auto leasing. Banking Regions also includes small business banking providing treasury management, credit services, community investment, debit card, e-commerce and brokerage services to over 2 million small business relationships across the franchise.

  -  Consumer Products

  Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, student lending and certain insurance services. Consumer Products also provides consumer home equity and auto loans, retail finance programs to dealerships and lease financing of new and used cars.

  -  Commercial Banking

  Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct(TM).

  Our Asset Management segment includes the Private Bank, Banc of America Capital Management and Banc of America Investment Services, Inc.

  -  Private Bank

  The Private Bank offers financial solutions to high-net-worth clients and foundations in the United States and internationally by providing customized asset management and credit, financial advisory, fiduciary, trust and banking services.

  -  Banc of America Capital Management

  Banc of America Capital Management, offering management of equity, fixed income, cash and alternative investments, manages the assets of individuals, corporations, municipalities, foundations and universities, and public and private institutions; and provides advisory services to our affiliated family of mutual funds.

  -  Banc of America Investment Services, Inc.

  Banc of America Investment Services, Inc. provides both full-service and discount brokerage services through investment professionals located throughout the franchise and a brokerage web site that provides customers a wide array of market analyses, investment research and self-help tools, account information and transaction capabilities.

  Our Global Corporate and Investment Banking segment provides a broad array of financial products such as investment banking, trade finance, treasury management, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, mergers and acquisitions advisory, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, real estate finance, senior bank debt, structured finance and trade services. Our Global Corporate and Investment Banking segment offers clients a comprehensive range of global capabilities through four components: Global Credit Products, Global Capital Raising, Global Markets and Global Treasury Services.

  -  Global Credit Products

  Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, real estate, leasing and project finance.

  -  Global Capital Raising

  Global Capital Raising houses our investment banking activities. Through a separate subsidiary, Bank of America Securities LLC, Global Capital Raising underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Bank of America Securities LLC also provides correspondent clearing services for other securities broker/dealers, offers traditional brokerage service to high-net-worth individuals, provides prime-brokerage services and makes markets in equity derivatives. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services, private placements and equity derivatives are also provided through Banc of America Securities LLC.

  -  Global Markets

  Global Markets provides business solutions for a global customer base using interest rate derivatives, foreign exchange products, commodity derivatives and mortgage-related products. In support of these activities the businesses will take positions in these products and capitalize on market-making activities. The Global Markets business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the United States as well as in several international locations.

  -  Global Treasury Services

  Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies of all sizes manage their operations and cash flows on a local, regional, national and global level.

  Our Equity Investments segment includes Principal Investing, which is comprised of a diversified portfolio of companies at all stages of the business cycle, from start-up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio in addition to other parent company investments.

ACQUISITIONS AND SALES

  As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for bank holding company or financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

OUTSTANDING DEBT

  At September 30, 2000, we had the following debt outstanding (in millions):

Senior debt
  Bank of America Corporation.........  $22,115
  Subsidiaries........................   29,441
                                        -------
     Total senior debt................   51,556
                                        -------
Subordinated debt
  Bank of America Corporation.........   17,248
  Subsidiaries........................      608
                                        -------
     Total subordinated debt..........   17,856
                                        -------
     Total long-term debt.............  $69,412
                                        =======
Guaranteed Preferred Beneficial
  Interests in Junior Subordinated
  Notes...............................  $ 4,955
                                        -------
          Total.......................  $74,367
                                        =======

  As of September 30, 2000, we had $9.9 billion of commercial paper and other short-term notes payable outstanding.

---------------------------------------------------------
REGULATORY MATTERS
---------------------------------------------------------

  The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies and banks and specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of stockholders, creditors or noteholders.

  As a registered bank holding company and, effective March 11, 2000, a financial holding company under the Gramm-Leach-Bliley Act, we are subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Our banking subsidiaries are organized predominantly as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller" or "OCC"), Federal Deposit Insurance Corporation (the "FDIC") and other federal and state regulatory agencies. In addition to banking laws, regulations and regulatory agencies, we and our subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

  A financial holding company, and the companies under its control, are permitted to engage in activities considered "financial in nature" as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and, therefore, may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may directly or indirectly engage in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our bank subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the prior approval of the Comptroller.

INTERSTATE BANKING

  Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or such lesser or greater amount set by state law, of such deposits in that state.

  Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also authorizes banks to merge across state lines to create interstate branches. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also permits a bank to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting de novo branching. We have consolidated our retail subsidiary banks into a single interstate bank, Bank of America, N.A., headquartered in Charlotte, North Carolina, with full service branch offices in 21 states and the District of Columbia. In addition, we operate a limited purpose nationally chartered credit card bank, Bank of America, N.A. (USA), headquartered in Phoenix, Arizona, a nationally chartered banker's bank, Bank of America Oregon, N.A., headquartered in Portland, Oregon, and a California-chartered nonmember bank, Bank of America Community

Development Bank, headquartered in Walnut Creek, California.

CHANGES IN REGULATIONS

  Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

  The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank's risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Our Tier 1 and total risk-based capital ratios under these guidelines at September 30, 2000 were 7.32% and 10.80%, respectively. At September 30, 2000, we did not have any subordinated debt that qualified as Tier 3 capital.

  The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of least 100 to 200 basis points above 3%. Our leverage ratio at September 30, 2000 was 6.06%. We meet our leverage ratio requirement.

  The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

  The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized.

  Banking agencies have also adopted final regulations which mandate that regulators take into consideration (a) concentrations of credit risk; (b) interest rate risk, when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position; and (c) risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, the banking agencies have amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, we and any of our banking subsidiaries with significant trading activity must incorporate a measure for market risk in our regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines did not have a material impact on us or our banking subsidiaries' regulatory capital ratios or our well capitalized status.

DISTRIBUTIONS

  Our funds for cash distributions to our stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of these funds and funds used to pay principal and interest on our indebtedness, such as the notes, however, is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

  In addition, our ability, and the ability of our banking subsidiaries, to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

SOURCE OF STRENGTH

  According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the

FDIC -- either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default the other banking subsidiaries may be assessed for the FDIC's loss, subject to certain exceptions.

---------------------------------------------------------
USE OF PROCEEDS
---------------------------------------------------------

  Unless we describe a different use in a supplement, we will use net proceeds from the sale of the notes for general corporate purposes. General corporate purposes include:

  - our working capital needs;

  - investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

  - the possible acquisitions of other financial institutions or their assets or liabilities;

  - the possible acquisitions of or investments in other businesses of a type we are eligible to acquire; and

  - the possible reduction of outstanding indebtedness or the repurchase of our outstanding equity securities.

  Until we designate the use of these net proceeds, we will temporarily invest them. We may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other notes and securities.

---------------------------------------------------------
RATIOS OF EARNINGS TO FIXED CHARGES
---------------------------------------------------------

  Our consolidated ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 1999 and for the nine months ended September 30, 2000 are as follows:

           YEAR ENDED
          DECEMBER 31,                NINE MONTHS
--------------------------------         ENDED
1995   1996   1997   1998   1999   SEPTEMBER 30, 2000
----   ----   ----   ----   ----   ------------------
Excluding interest on deposits
2.3    2.3    2.2    1.8    2.2            1.9
Including interest on deposits
1.5    1.5    1.5    1.4    1.6            1.5

  The ratio of earnings to fixed charges has been computed by dividing (a) earnings before income taxes and fixed charges less (b) equity in undistributed earnings of unconsolidated subsidiaries by fixed charges.

  Fixed charges consist of:

  - interest expense

  - amortization of debt discount and appropriate issuance costs, and

  - one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

---------------------------------------------------------
DESCRIPTION OF NOTES
---------------------------------------------------------

  Our senior notes are issued under a restated indenture dated as of January 1, 2001 (the "Senior Indenture") between us and The Bank of New York, and our subordinated notes are issued under a restated indenture dated as of January 1, 2001 (the "Subordinated Indenture," and together with the Senior Indenture, the "Indentures") between us and The Bank of New York. The statements in this prospectus and the related supplements concerning the notes and the Indentures are not complete and are subject to, and qualified in their entirety by, the provisions of the Indentures, including the definitions of certain terms. Whenever we refer to particular provisions of the Indentures or the defined terms contained in the Indentures, those provisions and defined terms are incorporated in this prospectus by reference. The Indentures do not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue additional indebtedness under the Indentures in excess of the $3,000,000,000 initial offering price of the notes offered by this prospectus.

  Notes issued in accordance with this prospectus and a related supplement will have the following general characteristics:

  - The notes are our direct unsecured obligations. Each supplement states whether the notes are senior or subordinated debt. Senior notes rank equally with all of our other unsecured senior debt and subordinated notes rank equally with all of our other unsecured subordinated debt and junior in right of payment to our senior debt.

  - The notes may be offered from time to time by us through the Purchasing Agent and will mature on any day nine months or more from the issue date. Each note will bear interest from the issue date at a fixed rate per annum.

  - The notes are not subject to any sinking fund.

  - The minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the supplement).

  In addition, the supplement relating to each offering of notes will describe specific terms of the notes, including:

  - the price, which may be expressed as a percentage of the aggregate initial public offering price of the note, at which the note will be issued to the public;

  - the date on which the note will be issued to the public;

  - the maturity date of the note;

  - the rate per annum at which the note will bear interest;

  - the interest payment frequency;

  - the purchase price, Purchasing Agent's concession and net proceeds to us;

  - whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment upon the death of the purchaser as described under "Survivor's Option" on page 15;

  - if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date and the provisions relating to such redemption or repayment;

  - any special United States Federal income tax consequences of the purchase, ownership and disposition of the note; and

  - any other terms of the note not inconsistent with the provisions of the applicable Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

  Principal of, premium, if any, and interest in the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and the Depositary and its participants as described under "Registration and Settlement" on page 19. Interest on each note will be payable either monthly, quarterly, semiannually or annually on each interest payment date and at maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor's Option is payable to the person to whom principal is payable.

  We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes in respect of which such payments are made.

INTEREST AND INTEREST RATES

  Each note will begin to accrue interest on its issue date. The applicable supplement will specify a fixed interest rate per annum payable monthly, quarterly, semi-annually or annually. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months. If the maturity date or an interest payment date for any note is not a Business Day, principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

PAYMENT OF INTEREST

  Interest on the notes will be paid as follows:

Interest Payment
Frequency         Interest Payment Dates
Monthly........   Fifteenth day of each
                  calendar month, beginning in
                  the first calendar month
                  following the month the note
                  was issued.
Quarterly......   Fifteenth day of every third
                  month, beginning in the
                  third calendar month
                  following the month the note
                  was issued.
Semi-annual....   Fifteenth day of every sixth
                  month, beginning in the
                  sixth calendar month
                  following the month the note
                  was issued.
Annual.........   Fifteenth day of every
                  twelfth month, beginning in
                  the twelfth calendar month
                  following the month the note
                  was issued.

  The regular record date for any interest payment date is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date.

  Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date. If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest will accrue as a result of such delayed payment.

  "Business Day" means, with respect to any note, unless the supplement relating to that note states otherwise, any weekday that is (1) not a legal holiday in New York, New York or Charlotte, North Carolina and (2) not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed.

REDEMPTION AND REPAYMENT

  Unless we otherwise provide in the applicable supplement, the notes are not redeemable or repayable prior to the maturity date.

  If the supplement states that the note is redeemable at our option prior to its maturity date, then, we may redeem any of those notes either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice to DTC as the holder of the note on such date or dates specified in the supplement.

  If the supplement states that your note is repayable at your option prior to its maturity date, we will require receipt of notice of the request for prepayment at least 30 but not more than 60 days prior to the date or dates specified in the supplement. We also must receive the completed form entitled "Option to Elect Repayment."

  Exercise of the repayment option by the holder of a note is irrevocable. The Depositary's nominee is considered the holder of the notes and therefore will be the only entity that can exercise that right to repayment. See "Registration and Settlement" on page 19.

  To ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the note to notify the Depositary of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to the Depositary. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

  The actual redemption or repayment normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of redemption or repayment.

  We may at any time purchase notes, including those otherwise tendered for repayment by a holder, or holder's duly authorized representative, pursuant to the Survivor's Option described in the next paragraph, at any price or prices in the open market or otherwise. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the Trustee for cancellation.

SURVIVOR'S OPTION

  The "Survivor's Option" is our agreement with the purchaser of a note to repurchase that note, if requested, upon the death of the purchaser occurring at least six months after the purchaser purchased the note. The supplement relating to any note will state whether the estate of the deceased holder of a beneficial interest in the note will have the Survivor's Option; notes held for less than six months at the purchaser's date of death are not eligible for repurchase by exercise of the Survivor's Option.

  If the Survivor's Option is exercised, we will, at our option, either repay or purchase any note, in whole or in part, that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of the note, at a price equal to 100% of the principal amount of the beneficial interest of the deceased owner in the note plus accrued interest to the date of repayment.

  We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option shall be accepted from all holders in any calendar year to an amount equal to the greater of $1,000,000 or 1% of the outstanding principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $200,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor's Option in such calendar year for any individual deceased holder. In addition, we will not permit the exercise of the Survivor's Option for an amount less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

  An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order received by the Trustee, except for any note the acceptance of which would contravene the restrictions described above. Notes accepted for repayment pursuant to exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each note submitted for repayment that is not accepted in any calendar year due to the application of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note submitted for repayment pursuant to a valid exercise of the Survivor's Option is not accepted, the applicable Trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note Register, that states the reason the note has not been accepted for payment.

  Since the notes are represented by a global note, the Depositary or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to exercise of the Survivor's Option for a note, the deceased holder's authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

  - appropriate evidence satisfactory to the applicable Trustee that (a) the deceased was the owner of a beneficial interest in the note at the time of death and for at least six months prior to his or her death, (b) the death of the beneficial owner has occurred and (c) the representative has authority to act on behalf of the deceased beneficial owner;

  - if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the applicable Trustee from the nominee attesting to the deceased's ownership of a beneficial interest in such note;

  - a written request for repayment signed by the representative of the decedent with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

  - if applicable, a properly executed assignment or endorsement;

  - tax waivers and any other instruments or documents that the Trustee reasonably requires in order to establish the validity of the ownership of the notes and the claimant's entitlement to payment; and

  - any additional information the Trustee requires to document ownership or authority to make the election and to cause the redemption of the notes.

  In turn, the broker or other entity will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner.

  We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by the applicable Trustee, in its sole discretion, which determination will be final and binding on all parties.

  The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment.

  The death of a person owning a note by tenancy in common will be deemed the death of a holder of a note only with respect to the deceased holder's interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the holder of the note, and the entire principal amount of the note so held will be subject to repayment.

  The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note, will be deemed the death of the holder of the note for purposes of this provision, regardless of the registered holder, if the beneficial interest can be established to the satisfaction of the applicable Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

  The broker or other entity will be responsible for disbursing payments received from the Trustee to the representative. See "Registration and Settlement" on page 19.

  Forms for the exercise of the Survivor's Option may be obtained from The Bank of New York, 101 Barclay Street, 7 East, New York, New York 10286, Attention:
Reorganization Department, (212) 815-2742.

SUBORDINATION

  The subordinated notes are subordinated in right of payment to our Senior Indebtedness. The Subordinated Indenture basically defines "Senior Indebtedness" as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Our senior notes are Senior Indebtedness.

  We will not be able to make any principal, premium or interest payments on the subordinated notes or repurchase our subordinated notes if there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Subordinated Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or the Subordinated Trustee receives notice from us.

  If we repay any subordinated note before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest owing to holders of our Senior Indebtedness will be paid to those holders before any holders of Subordinated Indebtedness will be paid. In addition, if such amounts were previously paid to the holder of a subordinated note or the Subordinated Trustee, the holders of senior notes will have first rights to such amounts previously paid.

  Until all Senior Indebtedness is repaid in full, the holders of subordinated notes will be subject to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.

SALE OR ISSUANCE OF CAPITAL STOCK OF PRINCIPAL SUBSIDIARY BANK

  The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

  - sales of directors' qualifying shares;

  - sales or other dispositions for fair market value, if, after giving effect to the disposition and to the conversion of any shares or securities convertible into capital stock of a Principal Subsidi-ary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

  - sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

  - any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

  - any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

  A Principal Subsidiary Bank is defined in the Senior Indenture as any of our banking subsidiaries (other than any credit card bank, presently Bank of America N.A. (USA)) with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

  There is no equivalent covenant in the Subordinated Indenture.

WAIVER OF COVENANTS

  The holders of a majority in principal amount of the notes affected that are outstanding under each of the Indentures may waive compliance with certain covenants or conditions of such Indentures.

MODIFICATION OF THE INDENTURES

  We and the applicable Trustee may modify each of the Senior and Subordinated Indentures with the consent of the holders of at least 66 2/3% of the aggregate principal amount of the notes at the time outstanding under that Indenture, voting as one class. However, we cannot modify either Indenture to extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any note without the consent of each noteholder. Furthermore, we cannot modify either Indenture to reduce the percentage of notes required to consent to modification without the consent of all holders of the notes outstanding under the Indenture.

  In addition, we and the Trustee may execute supplemental indentures in limited circumstances without the consent of any holders of outstanding notes.

MEETINGS AND ACTION BY NOTEHOLDERS

  The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the notes outstanding under either Indenture upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of notes outstanding under the Indenture.

DEFAULTS AND RIGHTS OF ACCELERATION

  The Senior Indenture defines an event of default as any one of the following events:

  - our failure to pay principal or premium when due on any notes;

  - our failure to pay interest on any notes, within 30 days after the interest becomes due;

  - our breach of any of our other covenants contained in the senior notes or the Senior

    Indenture that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior notes then outstanding under the Senior Indenture and affected thereby; and

  - certain events involving our bankruptcy, insolvency or liquidation.

  The Subordinated Indenture defines an event of default solely as our bankruptcy under Federal bankruptcy laws.

  If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the notes outstanding under the applicable Indenture may declare the principal amount of all such notes to be due and payable immediately. The holders of a majority in principal amount of the notes then outstanding under the applicable Indenture may annul the declaration of an event of default and waive past defaults.

  Payment of principal of the subordinated notes may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any other covenants.

COLLECTION OF INDEBTEDNESS

  If we fail to pay principal or premium on the notes or if we are over 30 days late on an interest payment on the notes, the appropriate Trustee can demand that we pay to it, for the benefit of the noteholders under that Indenture, the amount which is due and payable on those notes including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action including instituting judicial proceedings.

  The holders of a majority in principal amount of the notes then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture. Trustee, however, will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

  At least annually, we are required to file with the Trustees a certificate stating that we are not in default with any of the terms of the respective Indentures.

NOTICES

  We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the note Register.

CONCERNING THE TRUSTEES

  We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and its affiliated entities in the ordinary course of business. The Bank of New York also serves as trustee for a number of series of our outstanding indebtedness under other indentures.

---------------------------------------------------------
REGISTRATION AND SETTLEMENT
---------------------------------------------------------

THE DEPOSITORY TRUST COMPANY

  All of the notes we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global notes in registered form (each, a "Global Note"). Each Global Note is held through DTC, as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Global Note.

  Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners. Beneficial owners of these notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

  So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the applicable Indenture. Except as otherwise provided below, the beneficial owners of the notes are not entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the applicable Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

  Each Global Note representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case we fail to appoint a successor to the Depositary within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes or
(iii) an event of default has occurred and is continuing with respect to the notes under the Indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Note representing the notes.

  The following is based on information furnished by DTC:

    DTC will act as securities depository for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of any note exceeds $400 million, one certificate will be issued with respect to each $400 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

    Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

    To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the Registrar and request that copies of the notices be provided directly to them.

    Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

    We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

    We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

  The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED NOTES

  If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the Registrar or at the office of any transfer agent designated and maintained by us. We have originally designated The Bank of New York, 101 Barclay Street, 21 West, New York, New York 10286 to act in those capacities for both senior and subordinated notes. The Registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We may also designate additional transfer agents for any notes at any time.

  We will not be required to (i) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; or (ii) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

  We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

---------------------------------------------------------
TAX CONSEQUENCES TO U.S. HOLDERS
---------------------------------------------------------

  The following general summary describes the principal United States Federal income and estate tax consequences of the ownership and disposition of the notes. This summary provides general information only and is directed solely to original holders who hold the notes as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to discuss all United States Federal income tax consequences that may be applicable to particular categories of investors that may be subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding notes as part of a "straddle," conversion transaction, hedging or other integrated transaction, persons who have ceased to be United States citizens or to be taxed as resident aliens or persons that are not U.S. Holders. In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of such note as described in the applicable supplement. This summary also does not discuss the tax consequences that are specific to holders who purchase notes that are treated as issued with "original issue discount."

  Holders of notes are advised to consult their own tax advisors with regard to the application of the United States Federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

  This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this Prospectus. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below.

  For purposes of the following discussion, "U.S. Holder" means a beneficial owner of a note that is:

    (1) for United States Federal income tax purposes a citizen or resident of the United States;

    (2) a corporation or partnership (or other entity properly classified as a corporation or partnership for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (including the District of Columbia);

    (3) an estate the income of which is subject to United States Federal income taxation regardless of its source;

    (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust; or

    (5) any other holder whose income with respect to a note is effectively connected with such holder's conduct of a United States trade or business.

  Payment of Interest

  Interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

  Bond Premium

  If a U.S. Holder purchases a note for an amount that is greater than the principal amount of the note, such holder will be considered to have purchased such note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect (in accordance with applicable Code provisions) to amortize such premium over the remaining term of the note (where such note is not redeemable prior to its maturity date), based on the U.S. Holder's yield to maturity with respect to the note.

  A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder's income with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder's prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

  If such note may be redeemed by us prior to maturity after the U.S. Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium, attributable to the period through the earlier redemption date with reference to the amount payable on the earlier redemption date. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note as described under "Sale, Exchange or Redemption of the Notes" below.

  An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service. Generally, a holder may make an election to include in gross income its entire return on a note (i.e., the excess of all remaining payments to be received on the note over the amount paid for the note by such holder) in accordance with a constant yield method based on the compounding of interest. If a holder makes such an election for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service.

  Sale, Exchange or Redemption of the Notes

  Upon the sale, exchange or redemption of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be the U.S. dollar cost of the note to such U.S. Holder, reduced by any principal payments received by the U.S. Holder and any amortizable bond premium used to offset interest.

  In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitation).

  If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the Survivor's Option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder's adjusted basis, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

  Backup Withholding and Information Reporting

  Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. Bank of America Corporation, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31% of such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such holder's United States Federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

---------------------------------------------------------

ERISA CONSIDERATIONS

---------------------------------------------------------


  THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT.



GENERAL



  A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the notes. Such fiduciary should consider whether the investment satisfied ERISA's diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.



  Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the notes. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.



PROHIBITED TRANSACTIONS



  We may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the notes as a result of various financial services our affiliates may provide to ERISA Plans. Therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a sale of property by use to the investing ERISA Plan or an extension of credit by the investing ERISA Plan to us. Consequently, before investing in the notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the notes or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.



  The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan which is investing in the notes include:



  - Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts;



  - PTCE 91-38, regarding investments by bank collective investment funds;



  - PTCE 84-14, regarding transactions effected by qualified professional asset managers;



  - PTCE 96-23, regarding transactions effected by in-house managers; and



  - PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "ERISA Investor Exemptions").



  The notes may not be acquired by any Person who is, or who in acquiring such notes is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the notes by any person or entity who is, or who in acquiring such notes is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such person or entity to us that such person or entity is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such notes.


---------------------------------------------------------
PLAN OF DISTRIBUTION
---------------------------------------------------------


  Under the terms of a Selling Agent Agreement dated as of January   , 2001, the
notes are offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to that agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents have agreed to use their reasonable best efforts to solicit offers from investors to purchase the notes. We also may appoint additional agents to solicit offers to purchase the notes. Any solicitation and sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. We will pay the Purchasing Agent a gross selling concession to be divided among the Purchasing Agent and the other agents as they agree. The concession is payable to the Purchasing Agent in the form of a discount ranging from 0.2% to 3.0% of the non-discounted price for each note sold. The Purchasing Agent also may sell notes to dealers at a discount not in excess of the concession it received from us.


  Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

  We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

  Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse the agents for certain expenses.

  If any notes are to be distributed by means other than those set forth in the Selling Agent Agreement, prior to commencement of such distribution, copies of the proposed distribution agreements will be submitted to the National Association of Securities Dealers, Inc. for review along with an estimate of the maximum compensation to be received by any NASD member or related person participating in the distribution.

  No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See "Registration and Settlement" on page 19.

  In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. The Purchasing Agent makes no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, the Purchasing Agent makes no representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

  Banc of America Securities LLC is a broker-dealer and one of our subsidiaries. Through one of our subsidiaries we own a significant equity interest in Integrated Holdings, LLC, the parent of Incapital, LLC, the Purchasing Agent. Because of the relationship between us, Banc of America Securities LLC and Incapital, LLC, each offering and any remarketing of notes will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliated entity.

  Following the initial distribution of notes, our affiliated entities, including Banc of America Securities LLC and Incapital, LLC, may buy and sell the notes in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related supplements may be used by one or more of our affiliated entities in connection with offers and sales related to secondary market transactions in the notes to the extent permitted by applicable law. Any of our affiliated entities may act as principal or agent in these transactions. Neither Banc of America Securities LLC nor Incapital, LLC will execute a transaction in the notes in a discretionary account without specific prior written approval of that customer.

  The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

---------------------------------------------------------
WHERE YOU CAN FIND MORE INFORMATION
---------------------------------------------------------

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public

Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The SEC allows us to incorporate by reference the information we file with it, which means:

  - incorporated documents are considered part of this prospectus;

  - we can disclose important information to you by referring you to those documents; and

  - information that we file with the SEC will automatically update and supersede this incorporated information and certain information in this prospectus

  We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  - our annual report on Form 10-K for the year ended December 31, 1999;

  - our quarterly reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and

  - our current reports on Form 8-K filed on our behalf since January 1, 2000 (with the exception of any information filed pursuant to Item 9 of Form 8-K which is not incorporated herein by reference).

  We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (except any information filed pursuant to Item 9 of Form 8-K):

  - reports filed under Sections 13(a) and (c) of the Exchange Act;

  - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meetings; and

  - any reports filed under Section 15(d) of the Exchange Act.

  You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

  You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                          Bank of America Corporation
                          Corporate Treasury Division
                                 NC1-007-23-01
                             100 North Tryon Street
                        Charlotte, North Carolina 28255
                                 (704) 386-5972

---------------------------------------------------------
FORWARD-LOOKING STATEMENTS
---------------------------------------------------------

  This prospectus and all accompanying supplements contain or incorporate statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

---------------------------------------------------------
LEGAL OPINIONS
---------------------------------------------------------

  The legality of the notes will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

---------------------------------------------------------
EXPERTS
---------------------------------------------------------

  Our consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

(BANK OF AMERICA LOGO)



                          Bank of America Corporation


                                 $3,000,000,000

                                 INTERNOTES(SM)




                                   PROSPECTUS
                                January   , 2001




Our affiliated entities, including Banc of America Securities LLC and Incapital, LLC, will deliver this prospectus for offers and sales in the secondary market.


                             (BANK OF AMERICA LOGO)

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

Securities Act Registration Fee.............................  $  792,000
NASD Fee....................................................      35,000
Printing and Engraving Expenses.............................     200,000
Legal Fees and Expenses.....................................     260,000
Accounting Fees and Expenses................................      10,000
Blue Sky Fees and Expenses..................................      30,000
Trustee's and Depositary's Fees and Expenses (including
  counsel fees).............................................     320,000
Rating Agency Fees and Expenses.............................      50,000
Miscellaneous...............................................      50,000
                                                              ----------
                                                              $1,747,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under
Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL permits a corporation's certificate of incorporation to contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law; (iii) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (iv) any transaction from which the director derived an improper personal benefit.

     The Restated Certificate of Incorporation of the Registrant eliminates the ability to recover monetary damages against directors of the Registrant for breach of fiduciary duty to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws of the Registrant provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the best interests of the Registrant. Pursuant to such Bylaws and as authorized by statute, the Registrant may also maintain, and does maintain, insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

     In addition, pursuant to the Agreement and Plan of Reorganization dated as of April 10, 1998 (the "Merger Agreement") between the Registrant, formerly, NationsBank Corporation ("NationsBank") and the former BankAmerica Corporation ("old BankAmerica"), for six years after September 30, 1998 (the date of the consummation of the merger of old BankAmerica with and into the Registrant (the "Merger")), the Registrant will indemnify directors, officers and employees of old BankAmerica, NationsBank, or any of their respective subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Merger Agreement or any of the transactions contemplated thereby. Pursuant to the Merger Agreement, the Registrant will also, for six years after September 30, 1998 and with respect to events occurring prior to the consummation of the Merger, honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the governing documents of NationsBank, old BankAmerica or their respective subsidiaries.

     Pursuant to the Merger Agreement, for six years after September 30, 1998, the Registrant will also use its best efforts to cause the directors and officers of old BankAmerica and NationsBank to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the consummation of the Merger.

     The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

     In addition, certain sections of the form of the Selling Agent Agreement filed as an Exhibit hereto provide for indemnification of the Registrant and its directors and officers by the underwriters or agents against certain liabilities, including certain liabilities under the 1933 Act. From time to time similar provisions have been contained in other agreements relating to other securities of the Registrant.

ITEM 16.  LIST OF EXHIBITS


  1.1 --   Form of Selling Agent Agreement*
  4.1 --   Restated Senior Indenture dated as of January 1, 2001
           between Bank of America Corporation and The Bank of New
           York, as trustee*
  4.2 --   Restated Subordinated Indenture dated as of January 1, 2001 between Bank of America Corporation and The Bank of New
           York, as trustee*
  4.3 --   Form of Bank of America Corporation Senior InterNote*
  4.4 --   Form of Bank of America Corporation Subordinated InterNote*
  5.1 --   Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding
           legality of notes being registered*
 12.1 --   Calculation of Ratio of Earnings to Fixed Charges,
           incorporated herein by reference to Exhibit 12(a) of the
           Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 14, 2000
 23.1 --   Consent of Smith Helms Mulliss & Moore, L.L.P. (included in
           Exhibit 5.1)*
 23.2 --   Consent of PricewaterhouseCoopers LLP
 24.1 --   Power of Attorney*
 24.2 --   Certified Resolutions*
 25.1 --   Statement of Eligibility of Senior Trustee on Form T-1*
 25.2 --   Statement of Eligibility of Subordinated Trustee on Form
           T-1*


---------------

* Previously filed with this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the notes offered herein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the 1933 Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on January 22, 2001.


                                          BANK OF AMERICA CORPORATION

                                          By:        HUGH L. MCCOLL, JR.*
                                            ------------------------------------
                                                    Hugh L. McColl, Jr.
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                TITLE                    DATE
                      ---------                                -----                    ----

                HUGH L. MCCOLL, JR.*                   Chairman of the Board,     January 22, 2001
-----------------------------------------------------    Chief Executive
                 Hugh L. McColl, Jr.                     Officer and Director
                                                         (Principal Executive
                                                         Officer)

                JAMES H. HANCE, JR.*                   Vice Chairman,             January 22, 2001
-----------------------------------------------------    Chief Financial
                 James H. Hance, Jr.                     Officer and Director
                                                         (Principal Financial
                                                         Officer)

                    MARC D. OKEN*                      Executive Vice             January 22, 2001
-----------------------------------------------------    President and
                    Marc D. Oken                         Principal Financial
                                                         Executive (Principal
                                                         Accounting Officer)

                  CHARLES W. COKER*                    Director                   January 22, 2001
-----------------------------------------------------
                  Charles W. Coker

                  ALAN T. DICKSON*                     Director                   January 22, 2001
-----------------------------------------------------
                   Alan T. Dickson

                   FRANK DOWD, IV*                     Director                   January 22, 2001
-----------------------------------------------------
                   Frank Dowd, IV

               KATHLEEN F. FELDSTEIN*                  Director                   January 22, 2001
-----------------------------------------------------
                Kathleen F. Feldstein

                    PAUL FULTON*                       Director                   January 22, 2001
-----------------------------------------------------
                     Paul Fulton

                  DONALD E. GUINN*                     Director                   January 22, 2001
-----------------------------------------------------
                   Donald E. Guinn

                   C. RAY HOLMAN*                      Director                   January 22, 2001
-----------------------------------------------------
                    C. Ray Holman

                      SIGNATURE                                TITLE                    DATE
                      ---------                                -----                    ----
                    W.W. JOHNSON*                      Director                   January 22, 2001
-----------------------------------------------------
                    W.W. Johnson

                  KENNETH D. LEWIS*                    President, Chief           January 22, 2001
-----------------------------------------------------    Operating Officer
                  Kenneth D. Lewis                       and Director

                  WALTER E. MASSEY*                    Director                   January 22, 2001
-----------------------------------------------------
                  Walter E. Massey

                O. TEMPLE SLOAN, JR.*                  Director                   January 22, 2001
-----------------------------------------------------
                O. Temple Sloan, Jr.

                MEREDITH R. SPANGLER*                  Director                   January 22, 2001
-----------------------------------------------------
                Meredith R. Spangler

                  RONALD TOWNSEND*                     Director                   January 22, 2001
-----------------------------------------------------
                   Ronald Townsend

                                                       Director
-----------------------------------------------------
                 Solomon D. Trujillo

                   JACKIE M. WARD*                     Director                   January 22, 2001
-----------------------------------------------------
                   Jackie M. Ward

                 VIRGIL R. WILLIAMS*                   Director                   January 22, 2001
-----------------------------------------------------
                 Virgil R. Williams

*By:           /s/ PAUL J. POLKING
    -------------------------------------------------
                   Paul J. Polking
                  Attorney-in-Fact

                                 EXHIBIT INDEX


  1.1  --  Form of Selling Agent Agreement*
  4.1 -- Restated Senior Indenture dated as of January 1, 2001 between Bank of America Corporation and The Bank of New
           York, as trustee*
  4.2 -- Restated Subordinated Indenture dated as of January 1, 2001 between Bank of America Corporation and The Bank of New
           York, as trustee*
  4.3  --  Form of Bank of America Corporation Senior InterNote*
  4.4  --  Form of Bank of America Corporation Subordinated InterNote*
  5.1 -- Opinion of Smith Helms Mulliss & Moore, L.L.P. regarding legality of notes being registered*
 12.1 -- Calculation of Ratio of Earnings to Fixed Charges, incorporated herein by reference to Exhibit 12(a) of the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 14, 2000
 23.1  --  Consent of Smith Helms Mulliss & Moore, L.L.P. (included in
           Exhibit 5.1)*
 23.2  --  Consent of PricewaterhouseCoopers LLP
 24.1  --  Power of Attorney*
 24.2  --  Certified Resolutions*
 25.1  --  Statement of Eligibility of Senior Trustee on Form T-1*
 25.2  --  Statement of Eligibility of Subordinated Trustee on Form
           T-1*


---------------

* Previously filed with this Registration Statement.